QuickLinks -- Click here to rapidly navigate through this document

EXHIBIT 10(xv)

CONSULTING AGREEMENT

        This Consulting Agreement is made as of the 1st day of January, 2004 between McCormick & Company, Incorporated, a Maryland corporation ("McCormick") with offices at 18 Loveton Circle, Sparks, Maryland 21152-6000, and Robert W. Schroeder, whose address is 6 Jules Bretony Court, Hunt Valley, Maryland 21030 ("Consultant").

RECITALS:

        Consultant possesses significant knowledge and expertise regarding the manufacture, distribution and sale of spices, herbs, flavorings and seasonings to the retail trade; and

        McCormick desires to obtain certain advisory services from Consultant, particularly in connection with the businesses conducted by McCormick's Consumer Products Division and its wholly owned subsidiary, Zatarain's; and

        McCormick desires to obtain, and Consultant desires to provide, consulting services upon the terms and conditions of this Agreement.

        NOW, THEREFORE, for good and valuable consideration, the receipt and adequacy of which is hereby acknowledged, the parties agree as follows:

        1.    Retention/Scope.    McCormick hereby retains the personal services of the Consultant in order to avail itself from time to time of the Consultant's knowledge and experience related to the manufacture, distribution and sale of consumer food products. Consultant shall report to Robert J. Lawless, Chairman, President, and Chief Executive Officer of McCormick, and all requests for Consultant's services shall be made through Mr. Lawless. Consultant shall make himself available to provide services to McCormick as needed, upon reasonable prior notice, during normal business hours. McCormick and Consultant shall endeavor, in good faith, to work out a mutually convenient schedule for providing services under this Agreement. However, it is acknowledged that there may be occasions which require unscheduled services by the Consultant, in which event the Consultant agrees to exercise his best efforts to accommodate McCormick's needs.

        2.    Term.    The term of this Agreement shall commence on January 1, 2004 and shall continue until June 30, 2005. Unless otherwise requested by McCormick in writing, and agreed to by Consultant, Consultant will not be requested to work, and will not be compensated for working, in excess of fifteen (15) days during any single month of the Term hereof.

        3.    Retainer/Expenses.    McCormick shall pay Consultant a retainer equal to Thirty Thousand Six Hundred Fifty Dollars ($30,650) per month. In addition to the aforesaid fee, McCormick shall reimburse Consultant for all reasonable expenses incurred by Consultant in performing such services hereunder; provided all such expenses are approved in advance by McCormick. Consultant will provide supporting documentation for all expenses incurred, and shall render invoices to McCormick for reimbursement of such expenses as they are incurred. McCormick will pay such invoices within thirty (30) days after receipt of the invoice.

        In the event of the death of the Consultant prior to the end of the term of this Agreement, all unpaid monthly retainers which would have been paid for services performed by the Consultant from his date of death through the end of the term shall be paid in a lump sum to the estate of the Consultant, or as may otherwise be designated by him in writing.

        4.    Independent Contractor.

          a.     The parties hereto understand that Consultant is an independent contractor, that no employment relationship is created by this Agreement, and that the Consultant shall not therefore act or hold itself out as an employee, agent, partner or joint venture of or with McCormick.

          b.     No fringe benefits, (including vacations, holidays or sick pay), workers' compensation insurance, liability, disability and/or health insurance are provided by McCormick to Consultant, nor is Consultant titled to any benefit, direct or indirect, otherwise conferred by McCormick on McCormick's employees. Consultant will not be furnished with business cards or letterhead showing any relationship between McCormick and Consultant nor will Consultant take any action that could constitute Consultant as an employee of McCormick.

          c.     Consultant shall at all times during the Term of this Agreement comply with all applicable law. All wages, fees, taxes, withholding, benefits, workers' compensation insurance and other obligations of employment or hire of Consultant shall be the responsibility of the Consultant, and Consultant shall promptly file with the appropriate governmental agencies all documents and forms required by applicable law to be filed.

          d.     All licenses, permits, and/or bonds, if any, required for the Consultant to render the services shall be provided by Consultant at no cost to McCormick.

        5.    Work Efforts and Assignments.

          a.     Consultant is responsible for insuring that his services are rendered promptly and in a good and workmanlike manner. Consultant will adhere to any work or technical standards that McCormick provides in connection with such services. If no such standards are provided, then such services shall be performed in accordance with standards generally recognized as acceptable in the industry.

          b.     Consultant shall be responsible for ensuring that the services are rendered as required by the Agreement.

          c.     Consultant will cooperate fully with any and all agents, employees or other consultants retained by McCormick.

          d.     Subject to the terms of this Agreement, Consultant is not prohibited by this Agreement from working on projects for clients other than McCormick, provided, however, that when his services are being performed on the premises of McCormick, Consultant will devote its full time and attention to such services.

          e.     Consultant shall promptly disclose to McCormick any relationship, contractual or otherwise, which it has with any party that is a competitor, customer, supplier, employee or ex-employee of McCormick, or which could otherwise constitute a conflict of interest.

        6.    Termination Events.    Notwithstanding anything contained herein to the contrary, this Agreement shall cease and terminate immediately upon the occurrence of any of the following events:

          a.     A failure or refusal by the Consultant to render services reasonably requested by McCormick, or a failure of Consultant to abide by or comply with any reasonable orders or directions of McCormick, except where such failure is for reasons of illness or other disabling condition.

          b.     The commission of any act or the failure to act on the part of the Consultant which is detrimental to the welfare of McCormick or injurious to its reputation; or

          c.     The breach or nonobservance by the Consultant of any of the covenants or stipulations herein contained or any default or misconduct on the part of the Consultant.

        In the event of termination, and regardless of any dispute, which may exist between Consultant and McCormick, all of the property, materials, and work in process of McCormick, including any and all documents in the possession of Consultant in any way pertaining to Consultant's work for McCormick, shall be immediately delivered to McCormick.

        Upon termination of this Agreement, all obligations (except for those contained in Section 7 and Section 11) of Consultant and McCormick under this Agreement shall cease.

        7.    Nondisclosure/lndemnity: The Consultant

          a.     will not, either during the Term of this Agreement, or thereafter, disclose in any manner whatsoever, any secret or confidential information or know how concerning the business or products of McCormick ("Confidential Information");

          b.     will not at any time itself use any Confidential Information for commercial purposes or otherwise, except in the performance of this Agreement;

          c.     will immediately return all Confidential Information in its possession to McCormick upon request and will not thereafter retain copies of any such information whatsoever.

        For purposes of this Agreement, "Confidential Information" shall not include any information which is in or becomes part of the public domain through no fault of the Consultant or which is disclosed to Consultant by a third party having no obligation of confidentiality to McCormick, either directly or indirectly. It is expressly agreed that the obligations contained in this Section 7 shall survive any termination of this Agreement.

        8.    Covenant Not to Compete.    The Consultant hereby covenants and agrees that he will not, without the prior written consent of McCormick, at any time during the Term of this Agreement, as an employee, consultant, director or otherwise, either individually or in partnership or jointly or in conjunction with any person or persons, firm or association, syndicate, company or corporation, as principal, agent, shareholder or in any manner whatsoever, carry on or be engaged in or concerned with or interested in or advise, any business which competes with or is otherwise similar to the business carried on by McCormick.

        9.    Written Disclosure.

          a.     Consultant will promptly disclose in writing to McCormick all writings, inventions, improvements or discoveries (collectively, "Inventions") whether copyrightable or patentable or not, which are written, conceived, made or discovered by Consultant, singly or jointly with McCormick, arising out of or during the Term of this Agreement.

          b.     Consultant represents and warrants that there are at present no writings, inventions, improvements or discoveries, whether included in a copyright, copyright application, patent or patent application or not which were written, conceived, invented, made or discovered by Consultant before entering into this Agreement and which Consultant desires to remove from the provisions of this Agreement.

        10.    Execution of Documents.    Consultant agrees, at the request and the expense of McCormick, to sign and execute, and require to sign and execute, all instruments that, in McCormick's opinion, are necessary to carry out the intention of this Agreement, including all assignments and other papers necessary to vest the entire right, title and interest in the Inventions in McCormick, its successors and assigns. Consultant will do all lawful acts and sign all other papers McCormick may reasonably request relating to applications for patents, trademarks, and copyrights, both United States and foreign, and providing for the protection of McCormick's right, title or interest in any of said matters.

        11.    Records Retention.    For projects performed by Consultant pursuant to this Agreement, Consultant shall maintain such records as will adequately substantiate charges and compliance with Consultant's obligations hereunder (including obligations regarding workers' compensation insurance and withholding of taxes) and shall produce promptly such records for McCormick's audit and copying upon McCormick's request for a period of three (3) years following the termination of this Agreement.

Consultant will make himself available to review and discuss said records with McCormick. Consultant shall be given prior notice by McCormick of its intent to inspect such records.

        12.    Assignment.    This Agreement shall not be assignable by the Consultant without the prior written consent of McCormick.

        13.    Applicable Law.    This Agreement shall be construed and enforced in accordance with the laws of the State of Maryland.

        14.    Notices.    Any notice or other communication, other than routine communications, between the parties shall be in writing and shall be deemed to have been duly given if mailed first class, postage prepaid, certified or registered mail, return receipt requested, to the other party at its or his address as it or he may have furnished to the other party in writing for such purpose.

        15.    Amendment.    This Agreement may not be amended except in a writing signed by the respective parties hereto.

        16.    Severability.    In the event any provision or any portion of any provision of this Agreement is found to be unenforceable or invalid, such provision or such portion of such provision shall be severable from this Agreement and shall not affect the enforceability or validity of any other provision or other portion of such provision contained in this Agreement.

        17.    Entire Agreement.    This Agreement contains the entire agreement between the parties hereto with respect to the subject matter hereof.

        IN WITNESS WHEREOF, McCormick and Consultant have caused this Agreement to be executed as of the date first above written.

McCORMlCK & COMPANY INCORPORATED
	By:	/s/ ROBERT J. LAWLESS Robert J. Lawless Chairman, President & Chief Executive Officer
/s/ ROBERT W. SCHROEDER(LS) Robert W. Schroeder

QuickLinks

  EXHIBIT 10(xv)
CONSULTING AGREEMENT